The Company's 10-KSB for the fiscal year ended December 31, 1995 was filed on March 31, 1996 (the "Original 10-KSB"). In the Original 10-KSB, the Company requested confidential treatment of Exhibits I,II and III to Exhibit 10.5.
The Company is withdrawing its request for confidential treatment with respect to Exhibit I and III and certain portions of Exhibit II as indicated in the revised Exhibit 10.5 that is filed herewith.


                              Exhibit 10.5

                       SYSTEM PURCHASE AGREEMENT


      1. Identification of the Parties. This Agreement is made between BRITTON & KOONTZ FIRST NATIONAL BANK ("B&K") and INTERBANK SYSTEMS, INC. ("InterBank").

      2. Purpose of Agreement. B&K desires to retain InterBank as an independent contractor to develop the computer software (the "Software") described in the Functional Specifications attached to this Agreement as
Exhibit I and incorporated herein by reference. InterBank is ready, willing and able to undertake the development of the Software and agrees to do so under the terms and conditions set forth in this Agreement. Accordingly, the parties agree as follows:

      3. Preparation of Development Plan. InterBank has prepared a development plan ("Development Plan") which is attached as Exhibit II, satisfying the requirements set forth in the Functional Specifications.

The Development Plan includes:

      (a) detailed specifications for the System;

      (b) a listing of all items to be delivered to B&K under this Agreement ("Deliverables");

      (c) a delivery schedule containing a delivery date for each Deliverable; and

      (d) a payment schedule setting forth the amount and time of InterBank's compensation.

      4. Payment. The total contract price shall be $87,500. B&K shall pay InterBank the sum of $20,000 upon execution of this Agreement.
The remainder of the contract price shall be payable in installments according to the payment schedule included in the Development Plan.

      Each installment shall be payable upon completion of each project phase by InterBank and acceptance by B&K.

      5. Payment of InterBank's Costs. B&K shall reimburse InterBank for all reasonable travel and living expenses necessarily incurred by InterBank or InterBank's subcontractors while away from their regular place of business and engaged in the performance of services under this Agreement, but not to exceed $10,000.

      6. Changes in Project Scope. Mutually agreed upon changes to the Development Plan shall be evidenced by a "Development Plan Modification Agreement." The Development Plan Modification Agreement shall amend the Development Plan appropriately to incorporate the desired changes and acknowledge any effect of such changes on the provisions of this Agreement. The Development Plan Modification Agreement shall be signed by authorized representatives of B&K and InterBank, whereupon InterBank shall commence performance in accordance with it.

      For purposes of this Agreement, each Development Plan
Modification Agreement duly authorized in writing by B&K and InterBank shall be deemed incorporated into and made part of this Agreement. Each such Development Plan Modification Agreement shall constitute a formal change to this Agreement adjusting fees and completion dates as finally agreed upon.

      7. Delays. InterBank shall use all reasonable efforts to deliver the Software on schedule. InterBank shall inform B&K at its earliest opportunity of any anticipated delays in the delivery schedule and of the actions being taken to assure completion of the Software within a time period acceptable to B&K.

      The delivery schedule shall be adjusted for mutually agreed-upon delays, or for delays attributable to B&K.

      Any delay or nonperformance of any provision of this Agreement caused by conditions beyond the reasonable control of the performing party shall not constitute a breach of this Agreement, provided that the delayed party has taken reasonable measures to notify the other of the delay in writing. The delayed party's time for performance shall be deemed to be extended for a period equal to the duration of the conditions beyond its control.

      Conditions beyond a party's reasonable control include, but are not limited to, natural disasters, acts of government after the date of the Agreement, power failure, fire, flood, acts of God, labor disputes, riots, acts of war and epidemics.

      8. Acceptance Testing of Software. Upon completion of each development phase set forth in the Development Plan's delivery schedule, InterBank shall deliver and install the Software and shall deliver all documentation and other materials required to be provided in accordance with the delivery schedule. B&K shall have 30 days from the delivery of the Software to inspect, test and evaluate it to determine whether the Software satisfies the acceptance criteria in accordance with procedures set forth in the Development Plan, or as established by InterBank and approved by B&K prior to testing.

      If the Software does not satisfy the acceptance criteria, B&K shall give InterBank written notice stating why the Software is unacceptable. InterBank shall have 30 days from the receipt of such notice to correct the deficiencies. B&K shall then have 30 days to inspect, test and reevaluate the Software. If the Software still does not satisfy the acceptance criteria, B&K shall have the option of either: (1) repeating the procedure set forth above, or
(2) terminating this Agreement pursuant to the section of this Agreement entitled "Termination." If B&K does not give written notice to InterBank within the initial 30-day inspection, testing and evaluation period or any extension of that period, that the Software does not satisfy the acceptance criteria, B&K shall be deemed to have accepted the Software upon expiration of such period.

      Upon completion of the final development phase set out in the Development Plan, acceptance testing shall be performed on the Software in its entirety to determine whether the Software satisfies the acceptance criteria and operates with internal consistency. B&K shall have 30 days to perform such tests. If the completed Software does not satisfy the acceptance criteria, the parties shall follow the notification and perfection standards described in the preceding paragraph.

      If and when the acceptance tests establish the Software delivered upon completion of any phase of development complies with the acceptance criteria, B&K shall promptly notify InterBank that it accepts the delivered Software. The date of such notification shall be the date on which B&K shall be obligated to make the applicable payment specified in the payment schedule set forth in the Development Plan.

      9. Training. InterBank shall provide 5 days of training in the use of the Software by qualified personnel ("trainers"). The training will be conducted at B&K's premises on such dates as the parties may agree.

      B&K shall pay the travel expenses of the trainers, but the training will otherwise be at no additional charge to B&K.

      10. Maintenance of Software. Beginning on the first day of the first month following expiration of the warranty period set forth in the section of this Agreement entitled "Warranties," InterBank shall provide the following error-correction and support services:

      (a) telephone hot-line support during InterBank's normal days and hours of business operation. Such support shall include consultation on the operation and utilization of the Software. B&K shall be responsible for all telephone equipment and communication charges related to such support; and

      (b) error correction services, consisting of InterBank using all reasonable efforts to design, code and implement programming changes to the Software, and modifications to the documentation, to correct reproducible errors therein so that the Software is brought into substantial conformance with the Specifications.

      Payment for Maintenance. B&K shall pay InterBank for error-correction and support services the annual sum of $9,000 (15% of estimated software sales price) payable in quarterly installments beginning on the first day of the first month following expiration of the warranty period set forth in the section of this Agreement entitled "Warranties." Three years after the date of B&K's final acceptance of the Software, InterBank may increase the maintenance fee upon at least 90 days' prior written notice to B&K.

      B&K's Role in Maintenance. The provision of the error-correction and support services described above shall be expressly contingent upon B&K promptly reporting any errors in the Software or related documentation to InterBank in writing and not modifying the Software without InterBank's written consent.

      Term of Support. Subject to timely payment by B&K of the maintenance fees, InterBank shall offer the maintenance described above for a minimum of three years after completion of the development work under this Agreement.

      B&K Termination of Maintenance. B&K may discontinue the maintenance services described above upon not less than 90 days' written notice to InterBank.

      11. Ownership of Software. Subject to payment of all compensation due under this Agreement and all other terms and conditions herein, InterBank hereby grants to B&K a nonexclusive, nontransferable, royalty-free license to use the Software furnished to B&K under this Agreement.

      The license granted herein shall authorize B&K to:

      (a) install the Software on computer systems owned, leased or otherwise controlled by B&K,

      (b) utilize the Software for its internal data-processing purposes, including service bureau purposes, and

      (c) copy the Software only as necessary to exercise the rights granted herein.

      InterBank shall pay B&K a royalty of five percent (5%) of the total purchase price of each system license InterBank grants to third parties. System license specifically excludes the cost of hardware or itemized system installation charges. The total royalties paid to B&K shall not exceed $500,000.

      12. Ownership of Background Technology. B&K acknowledges that InterBank and its subcontractors own or hold a license to use and sublicense various preexisting development tools, routines, subroutines and other programs, data and materials that InterBank may include in the Software developed under this Agreement. This material shall be referred to hereafter as "Background Technology." InterBank's Background Technology includes, but is not limited to, those items identified in Exhibit III, attached hereto, and made a part of this Agreement.

      B&K agrees that InterBank shall retain any and all rights InterBank may have in the Background Technology. InterBank grants B&K an unrestricted, nonexclusive, perpetual, fully paid-up worldwide license to use the Background Technology in the Software developed and delivered to B&K under this Agreement, and all updates and revisions thereto. However, B&K shall make no other commercial use of the Background Technology without InterBank's written consent.

      13. Source Code Access. B&K agrees that the Software developed under this Agreement shall be delivered to B&K in object code form only. InterBank agrees that one copy of the source code version of the Software and associated documentation shall be deposited with an escrow agent which shall be the Britton & Koontz First National Bank trust department. B&K and InterBank shall enter into a supplementary escrow agreement with the escrow agent.

      The source code shall be delivered to the escrow agent within 90 days after delivery of the object code to B&K. Thereafter, the source code version of all updates, enhancements and modifications of the Software created by InterBank on B&K's behalf, as well as associated documentation, shall be deposited by InterBank with the escrow agent. B&K shall pay all fees necessary to establish and maintain the escrow.

      InterBank hereby grants to B&K a contingent license to receive the source code from the escrow agent and to use the source code to support its use of the Software in machine-readable form if one or more of the following conditions occurs:

      (a) InterBank, whether directly or through a successor or affiliate, ceases to be in the software business.

      (b) InterBank fails to fulfill its obligations to maintain the Software as provided in this Agreement.

      (c) InterBank becomes insolvent or admits insolvency or a general inability to pay its debts as they become due.

      (d) InterBank files a petition for protection under the U.S. Bankruptcy Code, or an involuntary petition is filed against it and is not dismissed within 60 days.

      (e) InterBank comes under the control of a competitor of B&K.

      The source code shall be used solely by B&K to maintain the Software and shall be subject to every restriction on use set forth in this Agreement. B&K agrees not to disclose the source code to third parties except on a need-to-know basis under an appropriate duty of confidentiality.

      14. Warranties.

      (a) Warranty of Software Performance. InterBank warrants that for one year following acceptance of the Software by B&K, the Software will be free from material reproducible programming errors and defects in workmanship and materials, and will substantially conform to the Specifications in the Development Plan when maintained and operated in accordance with InterBank's instructions. If material reproducible programming errors are discovered during the warranty period, InterBank shall promptly remedy them at no additional expense to B&K. This warranty to B&K shall be null and void if B&K is in default under this Agreement or if the nonconformance is due to:

      (1) hardware failures due to defects, power problems, environmental problems or any cause other than the Software itself;

      (2) modification of the Software operating systems or computer hardware by any party other than InterBank; or

      (3) misuse, errors or negligence of B&K, its employees or agents in operating the Software.

      InterBank shall not be obligated to cure any defect unless B&K notifies it of the existence and nature of such defect promptly upon discovery.

      (b) Warranty of Title. InterBank owns and has the right to license or convey title to the Software and documentation covered by this Agreement. InterBank will not grant any rights or licenses to any intellectual property or technology that would conflict with InterBank's obligations under this Agreement.

      (c) Warranty Against Disablement. InterBank expressly warrants that no portion of the Software contains or will contain any protection feature designed to prevent its use. InterBank further warrants that it will not impair the operation of the Software in any way other than by order of a court of law.

      (d) Warranty of Compatibility. InterBank warrants that the Software shall be compatible with the B&K's hardware and software as set forth in the Development Plan Specifications.

      THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE
THE ONLY WARRANTIES GRANTED BY INTERBANK. INTERBANK
DISCLAIMS ALL OTHER WARRANTIES EXPRESS OR IMPLIED,
INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES
OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR
PURPOSE.

      15. Intellectual Property Infringement Claims.

      InterBank represents that to the best of its knowledge the Software delivered to B&K under this Agreement will not infringe any valid and existing intellectual property right of any third party.

      InterBank shall have no liability for, and shall not indemnify B&K for, any infringement claim resulting from B&K's:

      (1) modification of the Software;

      (2) combination of the Software with hardware, software or other items provided by anyone other than InterBank; or

      (3) use of the Software in any manner not specified in the Specifications or documentation provided by InterBank.

      In no event shall InterBank's liability under this Section exceed the total amount paid to InterBank by B&K under this Agreement. The foregoing represents InterBank's entire liability to B&K in connection with claims alleging intellectual property infringement by the Software.

      16. Limitation of InterBank's Liability to B&K. In no event shall InterBank be liable to B&K for lost profits of B&K, or special or consequential damages, even if InterBank has been advised of the possibility of such damages.

      17. Section Omitted.

      18. Confidentiality. During the term of this Agreement and for five years afterwards, InterBank will not use or disclose to others without B&K's written consent B&K's Confidential Information, except when reasonably necessary to perform the services under this Agreement. "Confidential Information" is limited to:

      (1) any written or tangible information stamped "confidential," "proprietary" or with a similar legend; and

      (2) any written or tangible information not marked with a confidentiality legend, or information disclosed orally to Consultant, that is treated as confidential when disclosed and later summarized sufficiently for identification purposes in a written memorandum marked "confidential" and delivered to Consultant within 30 days after the disclosure.

      InterBank shall disclose such Confidential Information only to those of its employees and subcontractors who need to know it for the performance of this Agreement, and shall ensure that each of those employees and subcontractors has signed an agreement to keep such information confidential.

      (a) Software treated as confidential. B&K acknowledges that the Software is InterBank's sole and exclusive property. B&K shall treat the Software on a confidential basis and shall not, at any time, disclose the trade secrets embodied in the Software or supporting documentation to any other person, firm, organization or employee who does not need to obtain access thereto consistent with B&K's rights under this Agreement. Under no circumstances may B&K modify, reverse compile or reverse assemble the object code contained in the Software. B&K shall devote its reasonable best efforts to ensure that all persons afforded access to the Software and supporting documentation protect InterBank's trade secrets against unauthorized use, dissemination or disclosure.

      (b) Excluded materials. InterBank and B&K shall have no obligation to keep confidential or refrain from using any information which:

      (1) was in its possession or known to it, without an obligation to keep it confidential, before such information was disclosed to it by the other party;

      (2) is or becomes public knowledge through no fault of its own;

      (3) is independently developed by or for it;

      (4) is disclosed by the other party to others without any restriction on use and disclosure; or

      (5) is or becomes lawfully available to it from a source other than the other party.

      (c) B&K Customer Information.  Notwithstanding the foregoing,
B&K customer account information made available during the term of this Agreement shall forever remain confidential.

      19. Noncompetition. InterBank agrees that during performance of the services required by this Agreement and for two years after completion, InterBank will not perform the same services for competitors of B&K headquartered within a 50 mile radius of Natchez, Mississippi without the consent of B&K.

      20. Term of Agreement. This Agreement commences on the date it is executed and shall continue until full performance by both parties, or until earlier terminated by one party under the terms of this Agreement.

      21. Termination of Agreement. The rights and obligations under the sections entitled "Intellectual Property Infringement Claims," "Confidentiality" and "General Provisions" shall continue to bind the parties after termination of the Agreement as provided herein.

      If this Agreement is terminated by B&K because of InterBank's default, B&K shall have the option to either:

      (a) return to InterBank all copies and portions of the Software and related materials and documentation in its possession furnished by InterBank under this Agreement, whereupon InterBank shall promptly return all monies received from B&K under this Agreement, less the reasonable value of those services actually received and used by B&K; if the parties are unable to agree upon the reasonable value of such services, they shall appoint an arbitrator to do so pursuant to the section of this Agreement entitled "Mediation and Arbitration"; or

      (b) pay InterBank all amounts owed or accrued for the work performed under this Agreement, whereupon all rights and licenses granted to B&K by InterBank under this Agreement shall continue and survive royalty-free and fully paid-up.

      If InterBank terminates this Agreement because of B&K's default, all of the following shall apply:

      (a) B&K shall immediately cease use of the Software.

      (b) B&K shall, within 10 days of such termination, deliver to InterBank all copies and portions of the Software and related materials and documentation in its possession furnished by InterBank under this Agreement.

      (c) All amounts payable or accrued to InterBank under this Agreement shall become immediately due and payable.

      (d) All rights and licenses granted to B&K under this Agreement shall immediately terminate.

      22. Insolvency. If either party becomes insolvent, files a bankruptcy petition, becomes the subject of an involuntary bankruptcy petition, makes a general assignment for the benefit of creditors, has a receiver appointed for its assets, or ceases to conduct business, it shall be considered in default of this Agreement. If any of these events happen to a party, it shall immediately notify the other party.

      23. Taxes. B&K shall be responsible for payment of all taxes based on work performed or products delivered under this Agreement except for all of InterBank's income taxes and employment taxes.

      24. Assignment. Neither party may assign or subcontract its rights or obligations under this Agreement, either in whole or in part, without the prior written consent of the other party, which shall not be unreasonably withheld. Any attempt to do so shall be void and of no effect. However, B&K may assign without prior written consent its rights and obligations under this Agreement to a successor in interest due to B&K's acquisition, merger or reorganization. InterBank is specifically authorized to assign or subcontract its rights or obligations under this Agreement, in whole or in part, to Summit Research, Inc.

      25. Mediation and Arbitration. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order or preliminary injunction to preserve the status quo or prevent irreparable harm pending the selection and confirmation of a panel of arbitrators, and for the right of InterBank to bring suit on an open account for simple monies due InterBank, any dispute arising under this Agreement shall be resolved through a mediation-arbitration approach. The parties agree to first try to resolve the dispute informally with the help of a mutually agreed-upon mediator. If it proves impossible to arrive at a mutually satisfactory solution through mediation, the parties agree to submit their dispute to binding arbitration in accordance with the Commercial Arbitration Rules of the American
Arbitration Association.

      The arbitration may be conducted by one impartial arbitrator by mutual agreement or by three arbitrators if the parties are unable to agree on a single arbitrator within 30 days of first demand for arbitration. All arbitrators are to be selected from a panel provided by the American Arbitration Association. The chair shall be an attorney at law, and the other arbitrators shall have a background or training either in computer law, computer software technology or marketing of computer software products.

      Upon request of a party, the arbitrators shall have the authority to permit discovery to the extent they deem appropriate. A court reporter shall record the arbitration hearing and the reporter's transcript shall be the official transcript of the proceeding. The arbitrators shall have no power to add or detract from the agreements of the parties and may not make any ruling or award that does not conform to the terms and conditions of this Agreement.
The arbitrators shall have the authority to grant injunctive relief in a form substantially similar to that which would otherwise be granted by a court of law. The arbitrators shall have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages.
The arbitrators shall specify the basis for any damage award and the types of damages awarded. The decision of the arbitrators shall be final and binding on the parties and may be entered and enforced in any court of competent jurisdiction by either party.

      26. General Provisions.

      (a) Complete Agreement. This Agreement together with all exhibits, appendices or other attachments, which are incorporated herein by reference, is the sole and entire Agreement between the parties relating to the subject matter hereof. This Agreement supersedes all prior understandings, agreements and documentation relating to such subject matter. In the event of a conflict between the provisions of the main body of the Agreement and any attached exhibits, appendices or other materials, the Agreement shall take precedence.

      (b) Modifications to Agreement. Modifications and amendments to this Agreement, including any exhibit or appendix hereto, shall be enforceable only if they are in writing and are signed by authorized representatives of both parties.

      (c) Waiver. No term or provision of this Agreement shall be deemed waived and no breach excused unless such waiver or consent is in writing and signed by the party claimed to have waived or consented.

      (d) No Agency. Nothing contained herein will be construed as creating any agency, partnership, joint venture or other form of joint enterprise between the parties.

      (e) InterBank an Independent Contractor. The parties acknowledge that InterBank will perform its obligations hereunder as an independent contractor. The manner and method of performing such obligations will be under InterBank's sole control and discretion; B&K's sole interest is in the result of such services. It is also expressly understood that InterBank's employees and agents, if any, are not B&K's employees or agents, and have no authority to bind B&K by contract or otherwise.

      (f) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed given when delivered personally, or five days after being deposited in the United States mail, postage prepaid and addressed as follows, or to such other address as each party may designate in writing:

      B&K:

      Britton & Koontz First National Bank
      500 Main Street
      Natchez, MS  39120

      InterBank:

      InterBank Systems, Inc.
      500 Main Street
      Natchez, MS  39120

      (g) Attorney Fees. If any action at law or in equity is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney fees, costs and expenses, in addition to any other relief to which it may be entitled.

      (h) Applicable Law. This Agreement will be governed by the laws of the State of Mississippi.

      (i) Severability. If any provision of this Agreement is held invalid, void or unenforceable under any applicable statute or rule of law, it shall to that extent be deemed omitted, and the balance of this Agreement shall be enforceable in accordance with its terms.

      (j) Headings Not Controlling. The headings in this Agreement are for reference purposes only and shall not be construed as a part of this Agreement.

      27. Signatures. Each party represents and warrants that on this date they are duly authorized to bind their respective principals by their signatures below.


BRITTON & KOONTZ FIRST NATIONAL BANK



By: ____________________________________   Date: ____________
    W. Page Ogden, President


INTERBANK SYSTEMS, INC.



By: ____________________________________   Date: ____________
    Bazile R. Lanneau, Jr., President

Exhibit I

Functional Specification for Electronic Banking System

This exhibit provides a high level overview of the functionality that will be provided in the Electronic Banking System.

Customer Account Information
      1. Review current balance on all available accounts at the institution. This includes checking, savings, money market, and credit accounts.
      2.    Transfer funds between available accounts.
      3.    Issue stop payment requests against account items.
      4. View available information regarding transactions within each account. This will be enhanced later to include item images when a document image source is available.
      5. Transfer funds from accounts to other institutions and accounts.
      6. Generate and download Daily and Monthly summary statements of account activity. The summaries will be in a plain text approximation of the institutions current statements.
      7. Apply for accounts at the institution. This includes signing up for Internet access accounts, and banking accounts including checking, savings, credit, and money market accounts.
      8. Update customer account information, including addresses and personal information.
      9.    Submit questions to account representatives.

Bank Account Information
      1. Present account information and advertising including current accounts available, current interest rates, and available account options.
      2. Calculate estimated loan payments based on the account selected and current interest rate.
      3. Submit questions to Customer Service or Sales for details regarding available accounts.

Bank Advertising
      1.    Present special announcements for seasonal promotions.
      2. Present separate on-line newsletters for customers and non-customers, or a single newsletter for all users.
      3. Present billable advertising space to bank customers, and collect access information for the advertising.

The current list of deliverables does not include the following options:

      1.    Bill Payments.
      2. Data exports to accounting packages such as Quicken, Managing Your Money, or Check Free.
      3. Internal message processing, all messages will be returned via Internet e-mail.
      4.    Digital Currency.

Exhibit II

Development Plan

This section outlines the list of deliverable phases in the development process. Each phase will be delivered to B&K and verified as described in the System Purchase Agreement. Upon acceptance of each phase, the associated payment is due as outlined in the Delivery & Payment Schedule which follows.

Phase One-[The text following this subheading has been accorded confidential treatment by the Commission.]
Phase Two-[The text following this subheading has been accorded confidential treatment by the Commission.]
Phase Three-[The text following this subheading has been accorded confidential treatment by the Commission.]
Phase Four-[The text following this subheading has been accorded confidential treatment by the Commission.]
Phase Five-[The text following this subheading has been accorded confidential treatment by the Commission.]
Delivery and Payment Schedule-[The text following this subheading has been accorded confidential treatment by the Commission.]
Deliverable Configurations-[The text following this subheading has been accorded confidential treatment by the Commission.]

Exhibit III

InterBank's Background Technology

In delivering the Electronic Banking product to B&K, InterBank will make use of software products developed out of the scope of this agreement. These products are embodied in Summit Research's goal in producing a commercial Internet Service Provider package. These products include the following:

Kerberos Server Suite
The Kerberos Server is a DES encrypted client/server database used as an identification authenticator for remote computer systems and terminal servers. The Kerberos Server Suite is a collection of programs including a server and maintenance programs.

News Server Suite
The News Server is a database server used to supply UUCP News.
The News Server Suite is a collection of servers and maintenance programs for supporting a full Internet news feed.

Mail Server Suite
The Mail Server Suite is a collection of servers and maintenance programs for supporting an Internet post office.

OS/2 and Network Tools
Summit Research has developed a collection of DOS and OS/2 utilities for general and network use. These tools include programs like CONTRAST, LS, FINDTRAP, and DUMP.

Dialup User Accounting System
The Dialup User Accounting System is used in conjunction with Kerberos and SysLog to collect and accumulate user accesses to a database or terminal server.

Finger Server
The Finger Server is a server allowing the use of a finger program to inquire file information available from a data source.

SysLog
SysLog is a server which acts as a central data collection point for receiving system error messages from other servers running on an Internet network.